EXHIBIT 5.1

WINSTEAD SECHREST & MINICK P.C.

100 Congress Avenue Suite 800

Austin, Texas 78701

512/370-2800 PH

512/370-2850 FAX

October 24, 2003

Encore Medical Corporation

9800 Metric Blvd.

Austin, Texas 78758

Ladies and Gentlemen:

We are acting as counsel to Encore Medical Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuance by the Company from time to time of up to seven million (7,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All capitalized terms used herein that are defined in the Registration Statement have the meanings assigned to such terms therein, unless otherwise defined herein. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the Registration Statement.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

To the extent it may be relevant to the opinions expressed below, we have assumed that the Company will have sufficient authorized but unissued shares of Common Stock on the date of any issuance of shares registered pursuant to the registration statement.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Securities Act, (ii) the terms of the issuance and sale of the shares of Common Stock registered pursuant to the Registration Statement have been duly approved by the Board of Directors of the Company in conformity with the Company’s Certificate of Incorporation, and (iii) such shares are issued and delivered against payment therefor for an amount in excess of the par value thereof and in accordance with the terms of the agreement under which they are sold, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect affecting creditors’ rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

Encore Medical Corporation

October 24, 2003

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of Texas and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (the “DGCL”) and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

We hereby consent to the use of our name on the front cover of the Registration Statement, the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the prospectus contained in the Registration Statement and “Legal Matters” in any prospectus supplement forming a part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.